Exhibit 16.2

October 26, 2026

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by FireFly Robotics, Inc. included under Change in Certifying Accountant in the Form S-1 to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Baker Tilly US, LLP